Exhibit 10.19*
April 24, 2018
John Fair

Dear John:
Daré Bioscience, Inc. (the “Company”) is pleased to confirm your employment on the following terms:
Position. Your title is Chief Business Officer, and you shall report to the Chief Executive Officer. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full time or part time) in the field of women’s health that would create a conflict of interest with the Company or any Company affiliate. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company.
Compensation.
Base Salary. The Company will pay you a salary at an hourly rate of $21,666.67 per month, which equates to $260,000 per year, which is payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. This position is considered an exempt position and therefore you are not eligible for overtime.

Annual Bonus. You will have the right to participate in any bonus plan or other incentive plans that may be developed or implemented by the Company. Such bonus compensation will be targeted at thirty percent (30%) of your base salary to be earned by achieving certain objectives, which will be determined by the Company from time to time, in its sole discretion.
Stock Option. Subject to approval by the Company’s Board of Directors (the “Board”) at its first regularly scheduled meeting after your start date, the Company will grant you an option (the “Option”) to purchase 30,000 shares of common stock of the Company with a per share exercise price equal to the per share fair market value of the common stock of the Company on the date of grant as determined by the Board and pursuant to the terms of a formal stock option agreement and our stock plan. The Option will have a vesting schedule as follows: (i) 25% of the shares shall vest one year following your start date and (ii) the remaining shares shall vest monthly over the next 36 months in equal monthly amounts, for so long as you are employed by, or otherwise providing services to, the Company on each such vesting date. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Vacation; Holidays. You will be eligible to take vacation and other holiday time and sick time in accordance with the Company policies.
Benefits. You will be eligible to participate in all benefit programs available to benefits-eligible, regular employees, subject to the terms and conditions of such benefits plans.
Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
Non-Solicitation; Exclusivity. During your employment with the Company and for a one year period thereafter, you will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company (for purposes of this paragraph, the “Company” shall include the Company and any of its affiliates, including its parent and related corporations). During your employment with the Company, you will not, either directly or indirectly, engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and will not directly or indirectly assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
Tax Matters.
Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral,

implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.
* * * * *
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on April 27, 2018. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before May 1, 2018.
If you have any questions, please call me at (858) 926-7655.

Very truly yours,
Daré Bioscience, Inc.

		By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson, CEO

		Date:	April 23, 2018

I have read and accepted this employment offer.

/s/ John Fair
John Fair

Date:	April 24, 2018

1.    Attachments
Exhibit A:    Employee Proprietary Information and Inventions Agreement